Exhibit 3.4

FORUM SELECTION BY-LAW

(Adopted by the Board of Directors of GFL Environmental Inc. (the “Company”)
with immediate effect on •, 2019)

Unless the Company consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Ontario), or the Company’s articles or by-laws (as the same may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Company’s “affairs” (as such term is defined in the Business Corporations Act (Ontario)).  To the fullest extent permitted by law, our forum selection by-law applies to claims arising under U.S. federal securities laws.  In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.  If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Ontario (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to: (i) the personal jurisdiction of the provincial and federal Courts located within the Province of Ontario in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.